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                                                                 Exhibit 10.6(c)

                              EMPLOYMENT AGREEMENT

      This Agreement, effective as of January 31, 2003, is entered into by and between Applied Graphics Technologies, Inc., a Delaware corporation ("AGT"), and Martin Krall, (hereinafter referred to as the "Employee"), an individual presently residing at 785 Fifth Avenue, Apartment 6C, New York, NY 10022. In consideration of the mutual covenants set forth herein, the parties agree as follows:

      1. Employment Term. Subject to the further terms and conditions of this Agreement, AGT shall continue to employ Employee for the period beginning on January 31, 2003 (the "Commencement Date") and ending on January 30, 2005 (the "Term"). After the Term, Employee shall be an employee "At will" and may be terminated by AGT at any time with or without cause.

      2. Compensation.

            a. AGT will pay Employee a salary at the rate of Three Hundred and Seventy-Five Thousand Dollars ($375,000) per annum ("Base Salary"). The Base Salary will be reviewed annually and may, in the sole discretion of the Board of Directors, be increased but may not be reduced.

            b. Employee will be eligible to receive a performance bonus with respect to calendar year 2002 in accordance with the Management Incentive Plan ("MIP") for 2002, as previously approved by the Board of Directors, and for future periods based upon the MIP approved by the Board with respect to each subsequent period. In the event Employee's
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employment shall terminate or expire for any reason, other than for "Cause"
pursuant to paragraph 5(a) herein, after the end of any period with respect to which an MIP bonus was based, but before said bonus was paid, Employee shall be entitled to the full amount of said bonus to which he would otherwise have been entitled had his employment not terminated or expired, such bonus to be payable at the time, and in the manner, that MIP bonuses are paid to comparable employees. In addition, Employee shall be eligible to receive any additional bonus that may be approved by the Board of Directors in its sole discretion.

            c. The Base Salary and bonuses referred to above represent all of Employee's cash compensation, and accordingly, Employee shall not be entitled to any overtime, weekend or holiday compensation. All payments made pursuant to this Agreement shall be less applicable withholdings and deductions.

            d. Employee shall be eligible to participate in those insurance, retirement and other benefits generally provided to AGT's other senior executives of similar rank and tenure from time to time. To the extent Employee receives such benefits from his other employer, AGT shall reimburse such employer for a pro rata portion of the expenses related to such benefits.

            e. Employee shall be reimbursed for all reasonable travel and entertainment expenses incurred in the furtherance of AGT's business, upon submission by Employee of appropriate documentation in accordance with AGT's policies as are in effect from time to time.

            f. AGT shall continue to reimburse Employee's other employer for a pro rata portion of the expenses related to certain of Employee's staff; provided that such reimbursement is consistent with the practice existing on the date of this Agreement or is otherwise approved by AGT.

      3. Duties. Employee currently holds the positions, and fulfills the duties, of


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Executive Vice President and Chief Legal Officer as such duties have been defined by AGT's Board of Directors. Such duties are performed on a part-time basis, since Employee has numerous other business responsibilities. Employee currently reports to the Chairman and Chief Executive Officer, advises and consults directly with the Board of Directors and individual members and committees of the Board and is directly involved in all major business decisions concerning AGT other than those directly concerning operations and marketing. It is understood that the Employee's duties may be modified from time to time in the future. However, Employee must report directly to the Chairman or Chief Executive Officer, his title and duties must not be diminished and his duties must, at a minimum, consist of those customarily performed by a person holding the title of Executive Vice President and Chief Legal Officer and should at least involve final responsibility for legal and regulatory matters affecting AGT and a major role in acquisitions, mergers, significant asset sales, other capital transactions, labor negotiations, significant loans and leases and similar transactions. Employee shall devote approximately the same portion of his business efforts to the performance of his duties hereunder as he has devoted to his duties to AGT since it became a public company in 1996; and shall do so to the best of his abilities. The Employee's principal office shall be in the New York metropolitan area. Employee will travel both in the United States and abroad as necessary and appropriate to fulfill his duties.

      4. Vacation. Employee shall be entitled to four (4) weeks vacation during each year of the Term, to be taken at such times as shall be agreed between Employee and the entity or person to whom he reports. Vacation days will accrue and be paid in accordance with AGT's policies as are in effect from time to time.


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      5. Termination. Subject to the provisions of this Paragraph 5, either AGT or Employee may terminate this Agreement prior to the expiration of the Term, as provided for hereinbelow.

      (a) AGT shall have the right to terminate this Agreement for Cause (as hereinafter defined), whereupon the Term shall be at an end. Employee shall have the right to terminate this Agreement for Good Reason (as hereinafter defined), whereupon the Term shall be at an end. If AGT terminates this Agreement for other than Cause or Employee terminates this Agreement for Good Reason, then AGT shall pay and/or provide to Employee the following:

            (i) all accrued but unpaid amounts payable hereunder with respect to the period prior to the date of termination (including, without limitation, Base Salary, any unpaid bonus which may have been awarded to or earned by Employee, unused vacation pay and reimbursable expenses relating to Employee or his other employer pursuant to paragraphs 2 d, e, and f); and

            (ii) The sum of (A) all Base Salary which would have become payable to Employee under this Agreement as if this Agreement had not been terminated and Employee remained employed by AGT for a period of two (2) years following such termination, (the "Severance Period"), and (B) the aggregate amount by which all then unvested stock options are "in the money" on the date of termination, said amount to be calculated by subtracting from the market value of AGT stock as of the date of termination the applicable exercise prices of the stock options;


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            (iii) The amounts referred to in subparagraphs (i) and (ii) above are sometimes hereinafter referred to as the "Severance Payments". The Severance Payments shall be paid in a lump sum (without present value discount) within thirty (30) days after the date of termination, except that any unpaid MIP bonus to which Employee is entitled pursuant to paragraph 2(b) herein shall be paid as provided in said paragraph. As a condition to Employee's receipt of the Severance Payments, Employee will be required to execute a Release in the form attached hereto as SCHEDULE OF RELEASE; and

            (iv) during the maximum period permitted by COBRA, but in no event past the end of the Severance Period, AGT will provide Employee, at AGT's expense, with COBRA coverage. During the Severance Period, (A) Employee shall not be entitled to any other benefits provided in paragraph 2(d) except any conversion and other rights which survive termination of employment under any group life, disability insurance and/or other benefit plans of AGT in which Employee participates or participated as an employee of AGT and (B) AGT shall not be required to make reimbursements to Employee's other employer pursuant to said paragraph 2 d. Anything contained herein to the contrary, AGT's obligation to provide COBRA benefits shall terminate upon the date the Employee is first eligible for medical insurance related to his new employment.


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      (b)   If AGT terminates this Agreement for Cause, or if Employee dies or becomes permanently disabled (as hereinafter defined), then AGT shall pay to Employee all accrued but unpaid amounts hereunder with respect to the period prior to the date of termination, death or disability (including, without limitation, Base Salary, unused vacation pay and reimbursable expenses relating to Employee or his other employer pursuant to paragraphs 2 d, e, and f herein, and, in the event Employee dies or becomes permanently disabled, any unpaid bonus which may have been awarded to or earned by Employee); said amounts to be paid to Employee (or his estate) within 30 days after the date of such termination, death or disability, except that any unpaid MIP bonus to which Employee is entitled pursuant to paragraph 2(b) herein shall be paid as provided in said paragraph.

      (c) For purposes of this Agreement, "Cause" shall mean: (i) indictment for, conviction of or pleas of guilty or nolo contendre to any felony (other than an offense involving a motor vehicle) or business related misdemeanor; (ii) theft, fraud or embezzlement; (iii) an act of gross neglect or gross misconduct; (iv) habitual drug or alcohol abuse; (v) excessive absenteeism not related to illness; (vi) the intentional failure to perform assigned duties; (vii) a material breach of any of the provisions of this Agreement; (viii) the commission of any other action with the intent to harm or injure AGT, its parents, subsidiaries or affiliates; which, in the case of clauses (v), (vi), (vii) and/or (viii) above, are not remedied by Employee within thirty (30) days after receipt by Employee of written notice from the Chairman of the Board of Directors of AGT (the "Board"); provided that, Employee's failure to perform his duties hereunder on a full time basis does not


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            constitute "Cause" hereunder as long as Employee is complying with the standard set forth in paragraph 3 herein.

      (d) For purposes of this Agreement, "Good Reason" shall mean (i) if any payment to be made by AGT to Employee or Employee's other employer is not made when due and remains unpaid for fifteen (15) days after written notice from Employee, and/or (ii) any other material breach by AGT of this Agreement which is not remedied within thirty (30) days after receipt of written notice thereof to AGT by Employee (including, without limitation, any demotion in Employee's title or position, any relocation of Employee's principal office out of the New York metropolitan area, and/or any material diminution of Employee's powers, duties or responsibilities).

      (e) "Permanent disability" shall mean physical or mental illness, disability or disfigurement which renders Employee incapable of performing his normal services hereunder for a continuous period of 8 weeks, or an aggregate of 16 weeks during any 52-week period. In the event Employee is disabled less than such 8 or 16 weeks, respectively, Employee shall nonetheless be entitled to full compensation during such period. In the event of termination as a result of disability under 5(b) above, Employee shall, in addition to any other payments or benefits hereunder, be entitled to receive a severance payment pursuant to company policy, but not less than one (1) year of Base Salary.


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      (f)   In the event that, on January 30, 2005, (A) Employee is still employed by AGT, and (B) for any reason whatsoever, AGT has failed to offer to enter into a written agreement extending the term of Employee's employment by AGT for a period of at least one (1) year beyond January 30, 2005, upon terms at least as favorable to

            Employee as those set forth herein, then AGT shall pay and/or provide to Employee the following:

                  (i) all accrued but unpaid amounts payable hereunder with respect to the period ending on January 30, 2005 (including, without limitation, Base Salary, any unpaid bonus which may have been awarded to or earned by Employee, unused vacation pay and reimbursable expenses relating to Employee or his other employer pursuant to paragraphs 2 d, e and f herein); and

                  (ii) all Base Salary which would have become payable to Employee under this Agreement, as if this term of this Agreement had not expired and Employee remained employed by AGT for an additional period of one (1) year following such expiration, (the "Continuation Period").

                  (iii) the amounts referred to in subparagraphs (i) and (ii)
                        above are sometimes hereinafter referred to as the "Continuation Payments". The Continuation Payments shall be paid in a lump sum (without present value discount) within thirty (30) days after the date of the


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                        expiration of the Term except that any unpaid MIP bonus
                        to which Employee is entitled pursuant to paragraph 2(b) herein shall be paid as provided in said paragraph. As a condition to Employee's receipt of the Continuation Payments, Employee will be required to execute a Release in the form attached hereto as SCHEDULE OF RELEASE; and

                  (iv) during the maximum period permitted by COBRA, but in no event past the end of the Continuation Period, AGT will provide Employee, at AGT's expense, with COBRA coverage. During the Continuation Period, (A) Employee shall not be entitled to any other benefits provided in paragraph 2(d) except any conversion and other rights which survive termination of employment under any group life, disability insurance and/or other benefit plans of AGT in which Employee participates or participated as an employee of AGT and (B) AGT shall not be required to make reimbursements to Employee's other employer pursuant to said paragraph 2 d. Anything contained herein to the contrary, AGT's obligation to provide COBRA benefits shall terminate upon the date the Employee is first eligible for medical insurance related to his new employment.

      (g) Employee shall not be obligated to seek or accept other employment in mitigation of any amounts payable hereunder and the obtaining of any such other


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            employment shall in no event effect any reduction of AGT's obligations to make the payments or, except as provided in subsections (a)(iv) and (f)(iv) above, to provide the benefits required hereunder.

      6. Noncompetition, Nonsolicitation and Confidentiality. As a material inducement to continue to employ him, Employee agrees to execute the Noncompetition, Nonsolicitation and Confidentiality Agreement attached hereto as Exhibit A, the terms of which are incorporated herein by reference.

      7. Absence of Restrictions. Employee represents and warrants that he is not a party to any agreement or contract pursuant to which there is any restriction or limitation upon him entering into this Agreement or performing the duties called for by this Agreement.

      8. Notices. All notices, consents and other communications required or permitted to be given hereunder shall be in writing and delivered personally or sent by certified or registered mail, postage prepaid, as follows:

            a. if to Employee, to: Martin Krall, 785 Fifth Avenue, Apartment 6C, New York, NY 10022

            b. if to AGT, to: Chairman of the Board of Directors, 450 West 33rd Street, New York, New York 10001-2681, with a copy to Chief Financial Officer, at 450 West 33rd Street, 11th Floor, New York New York 10001-2681.

      Any notice so given shall be deemed received when delivered personally, or, if mailed, three days after it is deposited, postage prepaid, by certified mail, in the United States mail.


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Either party may change the address to which notices are to be sent by giving written notice of such change of address to the other party in the manner herein provided for giving notice.

      9. General.

            a. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be subject to resolution in the state or federal courts in New York and shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York without giving effect to principles of conflicts of laws thereof.

            b. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto concerning the subject matter hereof, and supersedes all prior agreements, arrangements and understandings between the parties hereto.

            c. AGT may assign its rights and obligations under this Agreement to any successor thereto or to any corporation or other entity controlled, or under common control with AGT or any of its affiliates. This Agreement is personal to employee, and neither this Agreement nor any of Employee's rights or obligations hereunder may be assigned, pledged or encumbered by him, without the prior written approval of AGT.


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            d.    This Agreement may be amended, modified, superseded or
                  canceled, and the terms or covenants hereof may be waived, only by a written instrument executed by both parties hereto, or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as a further or continuing waiver of any such breach or waiver of the breach of any other term or covenant in this Agreement.

            e. In the event that any one or more of the provisions of this Agreement shall be determined to be invalid or unenforceable in any respect, the validity and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

            f. This Agreement may be executed in counterparts; each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.


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            g.    Except with regard to employee's obligations under the
                  Noncompetition, Nonsolicitation and Confidentiality Agreement attached hereto as Exhibit A, and with regard to AGT's obligations under Paragraphs 5, this Agreement shall be of no further force and effect and AGT shall have no further obligations hereunder after the expiration or termination of this Agreement.

            h. At the sole discretion of Employee, he may elect that any payment due to him hereunder, including but not limited to those provided for in paragraphs 2a, 2b, 2e, 5a, 5b and 5f, shall be paid to another person or entity designated by him rather than directly to Employee. If requested, such election shall be evidenced in writing in a form reasonably acceptable to AGT.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date shown below.

MARTIN KRALL                              APPLIED GRAPHICS TECHNOLOGIES, INC.


By: _____________________________         By: ________________________________

Dated: __________________________         Title: _____________________________

                                          Dated: _____________________________